Exhibit 99.2

TESORO HAWAII

COMBINED FINANCIAL STATEMENTS

Years ended December 31, 2012, 2011 and 2010
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Tesoro Corporation

We have audited the accompanying combined financial statements of Tesoro Hawaii (the Company, as described in Note A), which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related statements of combined operations, changes in combined net parent investment, and combined cash flows for each of the three years in the period ended December 31, 2012, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Tesoro Hawaii (as described in Note A) at December 31, 2012 and 2011, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
October 7, 2013

TESORO HAWAII
STATEMENTS OF COMBINED OPERATIONS

	Years Ended December 31,
	2012	2011	2010
	(In thousands)
REVENUES (a)	$3,270,374	$3,348,119	$2,407,044

COSTS AND EXPENSES:
Cost of sales (a)	3,056,708	3,212,153	2,278,967
Operating expenses	140,385	145,531	120,988
Selling, general and administrative expenses	25,465	22,596	26,477
Depreciation and amortization expense	27,233	25,809	19,765
Loss on asset disposals and impairments	248,348	1,239	10,611
OPERATING LOSS	(227,765)	(59,209)	(49,764)
Interest income (expense)	1,784	(1,469)	(382)
Other income	41	522	1,095
LOSS BEFORE INCOME TAXES	(225,940)	(60,156)	(49,051)
Income tax expense (benefit)	(764)	1,514	(5,484)
NET LOSS	$(225,176)	$(61,670)	$(43,567)

SUPPLEMENTAL INFORMATION:
(a) Includes excise taxes collected by our retail segment (excluding credits)	$22,902	$22,270	$18,775

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
COMBINED BALANCE SHEETS

	December 31,
	2012	2011
	(In thousands)
ASSETS
CURRENT ASSETS
Cash	$1,914	$6,048
Receivables, less allowance for doubtful accounts	95,189	129,812
Inventories	223,544	264,837
Prepayments and other current assets	2,409	1,212
Total Current Assets	323,056	401,909
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, at cost	51,055	339,281
Less accumulated depreciation and amortization	(37,630)	(140,654)
Net Property, Plant and Equipment	13,425	198,627
OTHER NONCURRENT ASSETS	7,791	40,475
Total Assets	$344,272	$641,011

LIABILITIES AND NET PARENT INVESTMENT
CURRENT LIABILITIES
Accounts payable	$14,546	$12,264
Accrued liabilities	43,141	23,831
Deferred revenue	2,863	16,152
Current portion of capital lease obligations	187	135
Total Current Liabilities	60,737	52,382
DEFERRED INCOME TAXES	702	299
OTHER NONCURRENT LIABILITIES	5,388	9,525
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	1,734	1,920
COMMITMENTS AND CONTINGENCIES (Note O)

NET PARENT INVESTMENT	275,711	576,885
Total Liabilities and Net Parent Investment	$344,272	$641,011

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
STATEMENTS OF CHANGES IN COMBINED NET PARENT INVESTMENT

Net Parent Investment

(in thousands)
AT DECEMBER 31, 2009	$292,611
Net loss	(43,567)
Net change in Parent advances	290,779
AT DECEMBER 31, 2010	539,823
Net loss	(61,670)
Net change in Parent advances	98,732
AT DECEMBER 31, 2011	576,885
Net loss	(225,176)
Net change in Parent advances	(75,998)
AT DECEMBER 31, 2012	$275,711

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
STATEMENTS OF COMBINED CASH FLOWS

	Years Ended December 31,
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net loss	$(225,176)	$(61,670)	$(43,567)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Depreciation and amortization expense	27,233	25,809	19,765
Loss on asset disposals and impairments	248,348	1,239	10,611
Stock-based compensation expense	6,202	2,408	2,328
Provisions for bad debts	1,004	(617)	1,407
Deferred income taxes	—	—	(5,484)
Deferred turnaround and maintenance expenditures	(20,841)	(2,685)	(41,762)
Other changes in noncurrent assets and liabilities	(3,746)	2,964	3,662
Changes in current assets and current liabilities:
Receivables	33,342	(45,820)	(11,130)
Inventories	41,293	(406)	(207,585)
Prepayments	(794)	369	(82)
Accounts payable and accrued liabilities	3,235	4,586	(15,353)
Deferred revenue	(13,288)	(3,111)	10,370
Net cash from (used in) operating activities	96,812	(76,934)	(276,820)
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Capital expenditures	(18,610)	(14,887)	(11,558)
Proceeds from asset sales	—	52	—
Net cash used in investing activities	(18,610)	(14,835)	(11,558)
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash advances by (repayments to) Parent	(82,336)	96,201	288,342
Net cash from (used in) financing activities	(82,336)	96,201	288,342

INCREASE (DECREASE) IN CASH	(4,134)	4,432	(36)
CASH, BEGINNING OF YEAR	6,048	1,616	1,652
CASH, END OF YEAR	$1,914	$6,048	$1,616

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Capital expenditures included in accounts payable at end of year	$354	$1,380	$517

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description, Nature of Business, and Basis of Presentation

As used in this report, “Tesoro Hawaii,” “the Company,” “we,” “us” or “our” refers to Tesoro Hawaii, the Hawaii-based business of Tesoro Corporation. Tesoro Hawaii includes Tesoro Hawaii, LLC (formerly Tesoro Hawaii Corporation), its wholly-owned subsidiary, Smiley’s Super Service, Inc., and certain inventories owned by affiliates of Tesoro Hawaii. Tesoro Hawaii Corporation was incorporated in the state of Hawaii. On July 18, 2012, Tesoro Hawaii Corporation converted to a limited liability company in the state of Hawaii and continues its existence, without interruption, in the organizational form of Tesoro Hawaii, LLC. Tesoro Hawaii is wholly-owned by Tesoro Corporation. Affiliate inventories included in Tesoro Hawaii relate to crude oil in transit to the Company’s refinery (“the Refinery”). When used in descriptions of agreements and transactions, “Tesoro” or the “Parent” refers to Tesoro Corporation and its consolidated subsidiaries.

The accompanying combined carve-out financial statements of Tesoro Hawaii have been prepared from the historical accounting records of Tesoro. These combined financial statements reflect the carve-out financial position and the related results of operations, and changes in net parent investment in a manner consistent with the management of the Company as though we had been a stand-alone business for all periods presented. The accompanying combined financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of results for the periods presented.  Such adjustments are of a normal recurring nature, unless otherwise disclosed. Certain prior year balances have been disaggregated in order to conform to the current year presentation.

 Tesoro Hawaii operates through two business segments. Our refining operating segment (“refining segment”) operates the Refinery in Kapolei, Hawaii. The Refinery’s major processing units include crude distillation, vacuum distillation, visbreaking, hydrocracking, hydrotreating and naphtha reforming units, which produce jet fuel, diesel fuel, gasoline and gasoline blendstocks, heavy fuel oils, liquefied petroleum gas and asphalt. The Refinery has a crude oil capacity of 94 thousand barrels per day (“Mbpd”) and sells refined products in wholesale and bulk markets to a variety of customers primarily within the state of Hawaii.

Our logistics assets, which consist of transportation and terminal assets, are included in the refining segment. Our transportation assets consist of our single-point mooring, which is used to discharge crude oil from tankers, underwater pipelines between the single-point mooring and the Refinery and other crude oil and refined products pipelines.  Our terminal assets consist of refined products terminals, a diesel terminal and an aviation fuel terminal. Additionally, we use two barges for delivery of refined products and one tug to aid in our marine operations. These marine vessels are chartered by Tesoro and the costs incurred are billed to us.

Our retail operating segment (“retail segment”) sells transportation fuels and convenience products through a network of retail stations under the Tesoro® brand.  As of December 31, 2012, we have 30 retail stations located on the islands of Oahu, Maui, and Hawaii.

Our earnings, cash flows from operations and liquidity depend upon many factors, including producing and selling refined products at margins above fixed and variable expenses. The prices of crude oil and refined products have fluctuated substantially in our markets. Our operations are significantly influenced by the timing of changes in crude oil costs and how quickly refined product prices adjust to reflect these changes. These price fluctuations depend on numerous factors beyond our control, including the global supply and demand for crude oil and refined products, which are subject to, among other things, changes in the global economy and the level of foreign and domestic production of crude oil and refined products, geo-political conditions, availability of crude oil and refined product imports, the infrastructure to transport crude oil and refined products, weather conditions, earthquakes and other natural disasters, seasonal variations, government regulations, threatened or actual terrorist incidents or acts of war and local factors, including market conditions and the level of operations of other suppliers in our markets. As a result of these factors, margin fluctuations during any reporting period can have a significant impact on our results of operations, cash flows, liquidity and financial position.

Transactions between the Company and Tesoro have been identified as related party transactions. It is possible that the terms of the transactions with Tesoro are not the same as those that would result from transactions among unrelated parties. The combined carve-out financial statements include certain allocations of costs from Tesoro for general and administrative services, support functions, and national operations groups for our refining and retail segments (see Note P). In the opinion of Tesoro’s management, these allocations have been made on a reasonable basis for a fair presentation of the combined carve-out financial statements and have been consistently applied for each period presented. While the basis for allocating such costs is considered reasonable by management, amounts allocated to the Company could differ significantly from amounts that would otherwise be determined if the Company were operating on a stand-alone basis.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

The net parent investment reflects Tesoro’s investment in Tesoro Hawaii, accumulated earnings and losses of Tesoro Hawaii and intercompany balances with Tesoro that are not settled on a current basis. Funding for our operations is and will continue to be reflected within net parent investment as payments are made, as required, on our behalf by Tesoro.

Subsequent Events

We have evaluated subsequent events through October 7, 2013, the date the financial statements were available to be issued.  Any material subsequent events that occurred during this time have been properly recognized or disclosed in our financial statements.

Use of Estimates

We prepare our combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. We review our estimates on an ongoing basis, based on currently available information. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Cash

Cash primarily consists of bank deposits. We place our cash deposits with high credit quality financial institutions. At times, our cash may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

Receivables

Our receivables primarily consist of customer accounts receivable, including proprietary credit card receivables. Credit is extended based on an ongoing evaluation of our customers’ financial condition. In certain circumstances, we require prepayments, letters of credit, guarantees or other forms of collateral. Credit risk with respect to trade receivables is mitigated by our diverse customer base, which includes sales of our refined products through our terminals and retail stations to government agencies, public utilities, and companies in the transportation industry along with other local and statewide customers. Our reserve for bad debts is based on factors including current sales amounts, historical charge-offs and specific accounts identified as high risk. Uncollectible receivables are charged against the allowance for doubtful accounts when reasonable efforts to collect the amounts due have been exhausted.

Financial Instruments

We believe the carrying value of our financial instruments, including cash, receivables, accounts payable and  accrued liabilities approximate fair value because of the short maturities of these instruments.

Inventories

Inventories are stated at the lower of cost or market. We use last-in, first-out (“LIFO”) as the primary method to determine the cost of crude oil and refined product inventories in our refining and retail segments.  We value merchandise as well as materials and supplies at average cost.

Property, Plant and Equipment

We capitalize the cost of additions, major improvements and modifications to property, plant and equipment (“Property Assets”). The cost of repairs to, and normal maintenance of, Property Assets is expensed as incurred. Major improvements and modifications of Property Assets are those expenditures that extend the useful life, increase capacity, improve operating efficiency of the asset, or improve safety of our operations. The cost of constructed Property Assets includes interest and certain overhead costs allocable to construction activities.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Our operations, especially those of our refining segment, are highly capital intensive. The Refinery is comprised of a large base of Property Assets, consisting of a series of interconnected, highly integrated and interdependent petroleum processing facilities and supporting logistical infrastructure (“units”), and these units are continuously improved. We plan for these improvements by developing a multi-year capital program that is updated and revised based on changing internal and external factors.

We compute depreciation of property, plant and equipment using the straight-line method, based on the estimated useful life of each asset. The useful lives generally range from 6 to 28 years for refining segment assets and 3 to 16 years for retail segment assets. We record property under capital leases at the lower of the present value of minimum lease payments using our incremental borrowing rate or the fair value of the leased property at the date of lease inception. We depreciate leasehold improvements and property acquired under capital leases over the lesser of the lease term or the economic life of the asset. Depreciation expense for property, plant and equipment totaled $14.3 million for each of the years ended 2012 and 2011 and $14.2 million for the year ended 2010.

We capitalize interest as part of the cost of major projects during the construction period. Capitalized interest totaled $0.4 million during 2012 and $0.5 million during 2011 and 2010, respectively, and is recorded as a reduction to interest expense.

Asset Retirement Obligations

An asset retirement obligation (“ARO”) is an estimated liability for the cost to retire a tangible asset. We record AROs at fair value in the period in which we have a legal obligation, whether by government action or contractual arrangement, to incur these costs and can make a reasonable estimate of the fair value of the liability. AROs are calculated based on the present value of the estimated removal and other closure costs using our credit-adjusted risk-free rate. When the liability is initially recorded, we capitalize the cost by increasing the book value of the related long-lived tangible asset. The liability is accreted to its estimated settlement value and the related capitalized cost is depreciated over the asset’s useful life. We recognize a gain or loss at settlement for any difference between the settlement amount and the recorded liability, which is recorded in loss on asset disposals and impairments in our statements of combined operations. We estimate settlement dates by considering our past practice, industry practice, management’s intent and estimated economic lives.

Except as discussed in Note S, we cannot currently estimate the fair value for certain AROs primarily because we cannot estimate settlement dates (or range of dates) associated with these assets. These AROs include:

•
hazardous materials disposal (such as petroleum manufacturing by-products, chemical catalysts, and sealed insulation material containing asbestos), and removal or dismantlement requirements associated with the closure of our refining facilities, terminal facilities or pipelines, including the demolition or removal of certain major processing units, buildings, tanks, pipelines or other equipment; and

•	removal of underground storage tanks at our owned retail stations at or near the time of closure.

We have not historically incurred significant AROs for hazardous materials disposal or other removal costs associated with asset retirements or replacements during scheduled maintenance projects. We believe that the majority of our tangible assets have indeterminate useful lives. This precludes development of assumptions about the potential timing of settlement dates based on the following:

•	there are no plans or expectations of plans to retire or dispose of these assets except as discussed in Note S;

•
we plan on extending the assets’ estimated economic lives through scheduled maintenance projects at our refineries and other normal repair and maintenance and by continuing to make improvements based on technological advances;

•	we have rarely retired similar assets in the past; and

•	industry practice for similar assets has historically been to extend the economic lives through regular repair and maintenance and implementation of technological advances.

Refer to Notes L and S for ARO’s recorded during the year ended December 31, 2012 relating to Tesoro’s sale of Tesoro Hawaii (the “Hawaii Sale”).

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Environmental Matters

We capitalize environmental expenditures that extend the life or increase the capacity of facilities as well as expenditures that prevent environmental contamination. We expense costs that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation. We record liabilities when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. Cost estimates are based on the expected timing and extent of remedial actions required by governing agencies, experience gained from similar sites for which environmental assessments or remediation have been completed and the amount of our anticipated liability considering the proportional liability and financial abilities of other responsible parties. Usually, the timing of these accruals coincides with the completion of a feasibility study or our commitment to a formal plan of action. Estimated liabilities are not discounted to present value and environmental expenses are recorded primarily in operating expenses in our statements of combined operations.

Legal Liabilities

In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations. These matters may involve large or unspecified damages or penalties that may be sought from us and may require years to resolve. We record a liability related to a loss contingency attributable to such legal matters in accrued liabilities or other noncurrent liabilities on our combined balance sheets, if we determine the loss to be both probable and estimable. The liability is recorded for an amount that is management’s best estimate of the loss, or when a best estimate cannot be made, the minimum loss amount of a range of possible outcomes.

Goodwill

Goodwill represents the amount the purchase price exceeds the fair value of net assets acquired in a business combination. We do not amortize goodwill; however, we are required to review goodwill for impairment annually, or more frequently if events or changes in business circumstances indicate the book value of the assets may not be recoverable.  In such circumstances, we record the impairment in loss on asset disposals and impairments in our statements of combined operations.

We review the recorded value of goodwill for impairment on November 1st of each year, or sooner if events or changes in circumstances indicate the carrying amount may exceed fair value. Our annual test for goodwill impairment involves a qualitative assessment performed at the reporting unit level. As part of our qualitative assessment, we evaluated economic conditions, industry and market considerations, cost factors, overall financial performance, and other relevant entity specific and reporting unit events. We assessed our overall financial performance and considered other factors that may impact the supply and demand of our products including: crude oil prices, increased federal fuel efficiency standards for motor vehicles, or other legislation that could have negative implications. We determined the relevance of any entity-specific events or events affecting our reporting unit which would have a negative effect on the carrying value of the reporting unit. Accordingly, no additional quantitative testing was performed and no goodwill impairment charges were recognized in 2012 or 2011.

Other Assets

We defer turnaround costs and the costs of certain catalysts used in the Refinery processing units that have a benefit period that exceeds one year and amortize these costs on a straight-line basis over the expected periods of benefit, ranging from two to ten years. Turnaround expenditures are amortized over the period of time until the next planned turnaround of the processing unit.   Amortization of these deferred costs, which is included in depreciation and amortization expense, amounted to $12.8 million, $11.4 million and $5.5 million in 2012, 2011 and 2010, respectively.

Impairment of Long-Lived Assets

We review property, plant and equipment and other long-lived assets with finite lives for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. If this occurs, an impairment loss is recognized for the difference between the fair value and net book value. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. See Note S for impairment charges recognized in 2012.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Revenue Recognition

We recognize revenues upon delivery of goods or services to a customer. For goods, this is the point at which title is transferred and when payment has either been received or collection is reasonably assured. We record certain transactions in cost of sales in our statements of combined operations on a net basis. These transactions include nonmonetary crude oil and refined product exchange transactions used to optimize our refinery supply, and sale and purchase transactions entered into with the same counterparty that are deemed to be in contemplation with one another. We include transportation fees charged to customers in revenues in our statements of combined operations, while the related costs are included in cost of sales or operating expenses.

Federal excise and state motor fuel taxes, which are remitted to governmental agencies through our refining segment and collected from customers in our retail segment, are included in both revenues and cost of sales in our statements of combined operations.  These taxes, excluding credits, primarily related to sales of gasoline and diesel fuel totaled $22.9 million, $22.3 million and $18.8 million in 2012, 2011 and 2010, respectively.

Income Taxes

We record deferred tax assets and liabilities for future income tax consequences that are attributable to differences between the financial statement carrying amounts of assets and liabilities and their income tax bases. We base the measurement of deferred tax assets and liabilities on enacted tax rates that we expect will apply to taxable income in the year we expect to settle or recover those temporary differences. We recognize the effect on deferred tax assets and liabilities of any change in income tax rates in the period that includes the enactment date. We provide a valuation allowance for deferred tax assets if it is more likely than not that those items will either expire before we are able to realize their benefit or their future deductibility or utilization is uncertain. We recognize the financial statement effects of a tax position when it is more likely than not that the position will be sustained upon examination. Tax positions taken, or expected to be taken, that are not recognized, are generally recorded as liabilities.

Historically, our results of operations have been included in the consolidated federal and state income tax returns filed by Tesoro. The income tax provision in the statement of combined operations represents the current and deferred income taxes that would have resulted if we were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of the current and deferred income tax provision require certain assumptions, allocations and estimates, which management believes are reasonable to reflect the tax reporting as a stand-alone taxpayer.  All income taxes are paid by Tesoro and recorded through net parent investment.

Stock-Based Compensation

Our stock-based compensation consists of an allocation of expense from Tesoro for stock options, restricted common stock, stock appreciation rights (“SARs”), performance units and performance share awards granted to our employees by Tesoro. Tesoro estimates the fair value of certain stock-based awards using the Black-Scholes option-pricing model or a Monte Carlo simulation. The fair value of the restricted common stock awards and performance share awards based on performance conditions are equal to the market price of Tesoro’s common stock on the date of grant. The fair values of the SARs and performance units are estimated at the end of each reporting period and changes are recorded in the statements of combined operations during the period. Tesoro has recorded liabilities related to the SARs and performance units.  The fair value of stock options, restricted common stock, SARs, performance units and performance share awards is amortized using the straight-line method over the vesting period. Allocated expense of $6.2 million, $2.4 million and $2.3 million related to stock-based compensation are included in selling, general and administrative expenses for the years ended December 31, 2012, 2011 and 2010, respectively. Of these allocated amounts, $5.5 million, $1.9 million and $1.8 million represent expense incurred for SARs during the years ended December 31, 2012, 2011 and 2010, respectively. No SARs were granted to employees during the years ended December 31, 2012 and 2011.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Derivative Instruments and Hedging Activities

On our behalf, Tesoro uses non-trading derivative instruments to manage exposure to commodity price risks associated with the purchase or sale of feedstocks and refined products to or from the Refinery, terminals, retail operations and customers. Tesoro also uses non-trading derivative instruments to manage price risks associated with inventories above or below our target levels. These derivative instruments typically include exchange-traded futures and over-the-counter swaps and options, with durations of less than two years. These positions are monitored on a daily basis by Tesoro’s trading controls group to ensure compliance with its risk management policy.

Tesoro marks-to-market its derivative instruments and recognizes the changes in their fair values, realized or unrealized, in either revenues or costs of sales depending on the purpose for acquiring and holding the derivatives.  We have no derivatives recorded in our combined balance sheets since we are not party to any of the contracts entered by Tesoro on our behalf.

New Accounting Standards and Disclosures

The Financial Accounting Standards Board issued an Accounting Standards Update (“ASU”) in May 2011 related to fair value measurements and disclosures to achieve common fair value measurements and additional consistency of disclosures between U.S. GAAP and International Financial Reporting Standards. This standard includes amendments that clarify the application of existing fair value measurements and disclosure requirements, while other amendments change a principle or requirement for fair value measurements or disclosures. Some of the changes include (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (3) quantitative information required for fair value measurements categorized within level 3 of the fair value hierarchy. In addition, this standard requires additional disclosure for level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The adoption of this guidance, effective January 1, 2012, did not have a material impact on our combined financial statements.

NOTE B - RECEIVABLES

Receivables at December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Trade receivables	$92,270	$128,131
Other	5,555	2,902
Allowance for doubtful accounts	(2,636)	(1,221)
Total Receivables, Net	$95,189	$129,812

NOTE C – INVENTORIES

Inventories at December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Crude oil and refined products	$210,378	$251,206
Materials and supplies	11,422	11,791
Merchandise	1,744	1,840
Total Inventories	$223,544	$264,837

The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $329.1 million and $344.2 million at December 31, 2012 and 2011, respectively. During 2012 and 2011, reductions in inventory quantities resulted in liquidations of applicable LIFO inventory quantities acquired at lower costs in prior years.  The 2012 and 2011 LIFO liquidations resulted in a decrease in cost of sales of $6.5 million and $0.3 million, respectively.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, at December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Refining	$—	$287,129
Retail	51,055	52,152
Property, plant and equipment, at cost	51,055	339,281
Accumulated depreciation	(37,630)	(140,654)
Net property, plant and equipment	$13,425	$198,627

Refer to Note S for impairments recorded during 2012 for property, plant and equipment in our refining segment.

NOTE E - GOODWILL

Goodwill totaled approximately $3.4 million in our retail segment at December 31, 2012 and 2011, respectively. There were no changes in the carrying amount of goodwill during 2012 and 2011.

A quantitative approach was used to review the carrying value of goodwill for impairment in years prior to the year ended December 31, 2011.  For the years ended December 31, 2012 and 2011, we used the qualitative approach prescribed by the ASU issued by the FASB in September 2011. This ASU evaluates relevant events and or circumstances to test for possible goodwill impairment.  Based on the analysis performed and in connection with the impairment test described in Note S, we determined no further testing was required.

During 2010, we concluded that all of the goodwill related to the refining segment was impaired and recorded a $10.0 million impairment because we determined that the carrying value of our refining reporting unit exceeded its fair value. An increase in the carrying value of our Refinery in 2010 resulted from turnaround spending and a reduction in certain pension and other postretirement obligations.  Our estimated fair value decreased as a result of lower projected cash flows driven by a revised margin outlook.  At the time of the goodwill impairment review, there was no indication of impairment for the other long-lived assets at the Refinery.  The impairment charges are included in loss on asset disposals and impairments.

NOTE F - OTHER NONCURRENT ASSETS

Other noncurrent assets at December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Deferred maintenance costs, including refinery turnarounds, net of amortization	$—	$25,588
Deferred catalyst costs, net of amortization	—	4,911
Deferred income taxes	341	457
Goodwill	3,391	3,391
Other assets, net of amortization	4,059	6,128
Total Other Noncurrent Assets	$7,791	$40,475

Refer to Note S for impairments recorded during 2012 for deferred turnaround and catalyst costs.

NOTE G – FAIR VALUE MEASUREMENTS

We classify our financial instruments and any non-recurring fair value measurements of non-financial assets into the following fair value hierarchy:

•	level 1 - quoted prices in active markets for identical assets and liabilities;

•	level 2 - quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability; and

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

•	level 3 - unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying value of our financial instruments, including cash, receivables, accounts payable and accrued liabilities approximate fair value because of the short maturities of these instruments.

The fair value of certain impaired nonfinancial assets and liabilities measured on a nonrecurring basis as of December 31, 2012 were as follows (in thousands):

	December 31, 2012	Level 1	Level 2	Level 3	Total Losses for the year ended December 31, 2012
Assets:
The Refinery and its terminal and distribution assets (a)	$—	—	—	—	$247,500
______________
(a) Includes impairment charges for all property, plant and equipment and deferred charges at the Refinery, as well as the asset retirement obligations established in connection with the shut-down of the Refinery.

In the fourth quarter of 2012, Tesoro conducted an impairment analysis in connection with the decision to cease refining operations at the Refinery and begin the process of converting the Refinery to an import, storage and distribution terminal.  The fair value of the refining reporting unit, which includes the Refinery assets and terminal and distribution assets, was estimated using the income approach through the use of projected discounted cash flows.  We believe the fair value estimated for the refining reporting unit assets is representative of a market participant’s view of the assets based on the sales process completed as of December 31, 2012, as discussed in Note S, with none of the definitive proposals indicating a fair value in excess of zero for these assets.  As a result, we wrote down the entire book value of the refining reporting unit assets and recorded impairment charges of $247.5 million at December 31, 2012.  These charges included $187.7 million for the net book value of the property, plant and equipment, $40.3 million representing deferred charges and $19.5 million associated with AROs recognized due to the decision to cease operations at the Refinery.  For additional information, see Note S.

NOTE H - DERIVATIVE INSTRUMENTS

The timing, direction and overall change in refined product prices versus crude oil prices impacts profit margins and has a significant impact on our earnings and cash flows. Consequently, on our behalf, Tesoro uses non-trading derivative instruments to manage exposure to commodity price risks associated with the purchase or sale of feedstocks and refined products to or from the Company’s refineries, terminals, retail operations and customers.  In addition, Tesoro also uses non-trading derivative instruments to manage price risks associated with inventories above or below our target levels.  To achieve its objectives, Tesoro uses financial instruments such as exchange-traded futures (“Futures Contracts”) and over-the-counter swaps (“OTC Swap Contracts”), all generally with maturity dates of less than two years. Tesoro believes that there is minimal credit risk with respect to its counterparties.

The accounting for changes in the fair value of the commodity derivatives entered into by Tesoro on our behalf depends on whether Tesoro has elected the normal purchases and normal sales exception.  No changes in fair value were measured using inputs that would be classified as Level 3 in the fair value hierarchy. The accounting for the change in fair value can be summarized as follows:

Derivative Treatment	Accounting Method
Normal purchases and normal sales exception	Accrual accounting
All other derivatives	Mark-to-market accounting

The primary derivative instruments that Tesoro uses have the following characteristics. Futures Contracts include a requirement to buy or sell the commodity at a fixed price in the future. OTC Swap Contracts are contractual agreements between two parties who agree to exchange one set of cash flows for another, require cash settlement and are based on the difference between fixed or floating price. Certain of these contracts require cash collateral if the liability position exceeds specified thresholds.  At December 31, 2012, Tesoro had no cash collateral outstanding related to its OTC Swap Contracts.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

We have no derivatives recorded in our combined balance sheets since we are not party to any of the contracts entered by Tesoro on our behalf.

Gains (losses) allocated to us by Tesoro for mark-to-market derivatives are included in cost of sales and were as follows for the years ended December 31, 2012, 2011 and 2010 (in thousands):

Mark-to-Market Derivatives:	2012	2011	2010
Commodity Futures Contracts	$25,284	$(23,939)	$(4,772)
Commodity OTC Swap Contracts	(19,593)	33,592	5,134
Total Mark-to-Market Derivatives	$5,691	$9,653	$362

The information below presents the net volume of outstanding commodity contracts by type of instrument and year of maturity as of December 31, 2012 (volumes in thousands of barrels) that Tesoro has entered into in on our behalf.

Mark-to-Market Derivatives
Derivative instrument and Year of maturity	Long Contract Volumes
Futures
2013	655

NOTE I - ACCRUED LIABILITIES

Our accrued liabilities at December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Asset retirement obligations	$19,500	$—
Taxes other than income taxes, primarily excise taxes	13,178	13,016
Employee costs	4,764	4,174
Accrued rent expense	3,492	3,611
Environmental liabilities	441	225
Deferred income taxes	341	457
Other	1,425	2,348
Total Accrued Liabilities	$43,141	$23,831

NOTE J - OTHER NONCURRENT LIABILITIES

Our other noncurrent liabilities at December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Liability for unrecognized tax benefits	$—	$4,196
Environmental liabilities	3,209	3,308
Asset retirement obligations	1,733	1,676
Other	446	345
Total Other Noncurrent Liabilities	$5,388	$9,525

NOTE K – CAPITAL LEASE OBLIGATIONS

Our capital lease obligations relate primarily to the leases of five retail stations with initial terms of 17 years, with four 5-year renewal options. The total cost of assets under capital leases was $2.7 million at December 31, 2012 and 2011, with accumulated amortization of $1.6 million and $1.4 million at December 31, 2012 and 2011, respectively. We include amortization of the cost of assets under capital leases in depreciation and amortization expense.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Future minimum annual lease payments, including interest, as of December 31, 2012 for capital leases are (in thousands):

2013	$382
2014	382
2015	382
2016	382
2017	382
Thereafter	840
Total minimum lease payments	2,750
Less amount representing interest	829
Capital lease obligations	$1,921

Principal and interest payments are made by Tesoro on our behalf and reflected as increases to net parent investment. Payments for principal and interest made by Tesoro totaled approximately $0.3 million during the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE L - ASSET RETIREMENT OBLIGATIONS

We have recorded AROs for requirements imposed by certain regulations pertaining to hazardous materials disposal and other cleanup obligations.   Our AROs also include regulatory or contractual obligations for underground storage tank removal at our leased retail stations.  During 2012, we recorded additional AROs in connection with the decision to cease refining operations at the Refinery.  For more information on these AROs see Note S.  Changes in AROs for the years ended December 31, 2012 and 2011 were as follows (in thousands):

	2012	2011
Balance at beginning of year	$1,676	$1,499
Additions to accrual	19,451	83
Accretion expense	106	94
Balance at end of year	$21,233	$1,676

NOTE M - INCOME TAXES

The results of operations for the Company are included in the consolidated income tax returns filed by Tesoro.  The Company’s provision for income taxes is computed as if the Company filed its annual tax returns on a separate company basis.  The current portion of the income tax provision is satisfied by the Company through net parent investment.

The components of income tax expense (benefit) were as follows (in thousands):

	2012	2011	2010
Current:
Federal	$636	$477	$—
State	(1,400)	1,037	—
Deferred:
State	—	—	(5,484)
Income tax expense (benefit)	$(764)	$1,514	$(5,484)

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

We record deferred tax assets and liabilities for future income tax consequences that are attributable to differences between the financial statement carrying amounts of assets and liabilities and their income tax bases. Temporary differences and the resulting deferred tax assets and liabilities at December 31, 2012 and 2011, were (in thousands):

	2012	2011
Deferred tax assets:
Net operating losses	$46,145	$59,573
Tax credit carryforwards	44,291	43,419
Accelerated depreciation and property related items	29,640	—
Inventory	9,035	—
Asset retirement obligations	8,293	656
Accrued compensation	1,035	869
Allowance for doubtful accounts	1,032	587
Capital lease obligations	757	805
Environmental liabilities	491	418
Other	110	2,206
Total deferred tax assets	140,829	108,533
Less: valuation allowance	(140,258)	(51,113)
Deferred tax assets, net	571	57,420

Deferred tax liabilities:
Accelerated depreciation and property related items	—	46,679
Deferred maintenance costs, including refinery turnarounds	—	10,020
Other	571	721
Total deferred tax liabilities	571	57,420
Deferred tax liabilities, net	$—	$—

We have recorded a valuation allowance as of December 31, 2012 and 2011 due to uncertainties related to our ability to realize our net deferred tax assets that would exist had we filed a tax return on a stand-alone basis. The valuation allowance reduces the net deferred tax assets to the amount that would more likely than not be realized, if we filed on a stand-alone basis, and is based on future reversals of taxable temporary differences.  The increase in the valuation allowance during the year ended December 31, 2012 was $89.1 million.

Deferred income taxes are classified in the combined balance sheets as follows (in thousands):

	2012	2011
Current assets	$702	$299
Current liabilities	341	457
Noncurrent assets	341	457
Noncurrent liabilities	702	299

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

The reconciliation of income tax expense (benefit) at the U.S. statutory rate to the income tax expense (benefit) is as follows (in thousands):

	2012	2011	2010
Income tax benefit at U.S. federal statutory rate	$(79,079)	$(21,054)	$(17,168)
Effect of:
State income taxes, net of federal income tax effect	(10,853)	(1,869)	(1,935)
Valuation allowance	89,145	24,414	12,729
Goodwill write-off	—	—	871
Other	23	23	19
Income tax expense (benefit)	$(764)	$1,514	$(5,484)

On a stand-alone basis, we would have had approximately $44.3 million of federal alternative minimum tax credit carryforwards as of December 31, 2012, which would never expire.  On a stand-alone basis, as of December 31, 2012, we would have had $118.9 million of federal regular tax and $177.8 million of federal alternative minimum tax net operating losses to carry forward to 2013 that would expire between 2028 and 2031.  As of December 31, 2012, on a stand-alone basis, we would have had approximately $109.2 million of Hawaii net operating losses to carry forward to 2013 that would expire between 2028 and 2031. As previously disclosed, the provision for income taxes has been prepared as if we filed our income tax returns on a stand-alone basis. However, our income tax is filed on a consolidated basis with Tesoro. Therefore, the net operating losses and tax credit carryforwards included in our income tax provision as of December 31, 2012 do not exist and have been fully utilized by the consolidated Tesoro group.

We are subject to U.S. federal income taxes and income taxes in the state of Hawaii. We did not have any unrecognized tax benefits at December 31, 2012. Unrecognized tax benefits at December 31, 2011 totaled $2.1 million. Included in that amount is $1.3 million (net of the tax benefit on state issues) as of December 31, 2011, which would have reduced the effective tax rate if recognized.

No amounts were accrued for interest and penalties at December 31, 2012. Accrued interest and penalties at December 31, 2011 totaled $2.1 million. We recognized a reduction of  $1.7 million and an increase of  $1.2 million and $0.1 million in interest and penalties associated with unrecognized tax benefits during the years ended December 31, 2012, 2011 and 2010, respectively. For interest and penalties relating to income taxes, we recognize interest in interest expense, and penalties in selling, general and administrative expenses in the statements of combined operations. At December 31, 2012, the tax years 2006 forward remain open to federal examination by the Internal Revenue Service, and the tax years 2009 forward remain open to adjustment by the state of Hawaii. In June 2012, all outstanding matters relating to our liability for unrecognized tax benefits as of December 31, 2011 were settled with the taxing authorities in the amount of $1.2 million, including $0.5 million of interest.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	2012	2011	2010
Balance as of beginning of year	$2,074	$1,037	$1,037
Increases related to prior year tax positions	—	1,037	—
Decreases related to prior year tax positions	(1,400)	—	—
Decreases related to settlements with taxing authorities	(674)	—	—
Balance as of end of year	$—	$2,074	$1,037

NOTE N – EMPLOYEE BENEFIT PLANS

We participate in Tesoro’s qualified defined benefit pension plan that is available to all eligible employees. The plan’s benefits are determined based on final average salary and years of service through December 31, 2010 and a cash balance account based formula for service beginning January 1, 2011. The assets of this plan are primarily held in fixed income securities, foreign and U.S. equity securities, and interest-bearing cash. Net pension expense allocated to the Company amounted to $4.6 million during each of the years ended December 31, 2012 and 2011 and $4.7 million during the year ended December 31, 2010. Amounts allocated are based on our employees’ demographic information.

We participate in postretirement benefit plans sponsored by Tesoro, which provide certain health care and life insurance benefits to current and future retirees who meet eligibility requirements. Net postretirement benefit allocated to the Company amounted to $1.6 million, $1.2 million and $5.3 million during the years ended December 31, 2012, 2011, 2010, respectively. During 2010, certain changes were made to the postretirement benefit plans including adjustments to the medical insurance cost sharing for current and future retirees, elimination of dental benefits for all current and future retirees effective January 1, 2011, elimination of medical coverage for retirees over the age of 65 effective January 1, 2014, elimination of life insurance benefits for future retirees effective January 1, 2011, and reduction of life insurance benefits to $10,000 for current retirees with full elimination of the benefit effective January 1, 2016. As a result of these changes, a benefit of $6.9 million was allocated to us in 2010.

Our employees also participate in one of two 401(k) employee benefit plans of Tesoro.  Tesoro sponsors an employee thrift 401(k) plan (“Thrift Plan”) that provides for contributions, subject to certain limitations, by eligible employees into designated investment funds with a matching contribution by Tesoro equal to 100% of employee contributions, up to 6% of the employee’s eligible compensation.  Tesoro also sponsors a separate 401(k) savings plan for eligible retail store employees (“Retail Savings Plan”) who meet the plan’s eligibility requirements. Eligible retail store employees automatically receive a non-elective employer contribution in the Retail Savings Plan equal to 3% of eligible earnings, regardless of participation. For eligible retail store employees that make pre-tax contributions, Tesoro provides a matching contribution equal to $0.50 for each $1.00 of employee contributions, up to 6% of eligible earnings.

For the Thrift Plan and Retail Savings Plan, the Company has been charged expenses for matching contributions made by Tesoro. Expense charged to the Company for each year ended December 31 is set forth below (in thousands):

	2012	2011	2010
Thrift Plan	$1,536	$1,532	$1,965
Retail Savings Plan	118	159	145

NOTE O - COMMITMENTS AND CONTINGENCIES

Operating Leases

We have various cancellable and noncancellable operating leases related to land, vehicles, office and retail facilities and other facilities used in the storage, transportation and sale of crude oil and refined products. In general, these leases have remaining primary terms up to 32 years and typically contain multiple renewal options. Rental expense for all operating leases for which we are legally obligated under initial or remaining noncancellable lease terms, including leases with a term of one month or less, amounted to $13.7 million, $14.8 million and $12.8 million in 2012, 2011 and 2010, respectively. See Note K for information related to capital leases.

The majority of our future lease payments relate to retail stations and facilities used in the storage, transportation and sale of crude oil and refined products. We have operating leases for most of our retail stations with primary remaining terms up to 32 years, and generally containing renewal options and escalation clauses. Our leases for facilities used in the storage, transportation and sale of crude oil and refined products have various expiration dates extending to 2027.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Our minimum annual lease payments, as of December 31, 2012, for operating leases to which we are legally obligated and having initial or remaining noncancellable lease terms in excess of one year were (in thousands):

2013	$12,262
2014	11,594
2015	10,801
2016	9,987
2017	9,219
Thereafter	33,616
Total minimum rental payments	$87,479

We use two barges and one tug in our marine operations. Tesoro charters these vessels and bills us for any costs incurred, which are reflected in our cost of sales. Refer to Note P for additional discussion of marine transportation costs.  Tesoro has minimum annual lease payments, as of December 31, 2012, for these ship charters for which they are legally obligated and have initial or remaining noncancellable lease terms in excess of one year of $11.1 million in 2013 and $6.2 million in 2014.

Other Commitments

We have certain commitments or obligations for the transportation of crude oil and refined products as well as to purchase industrial gases, chemical processing services and utilities associated with the operation of our refineries. The minimum annual payments under these take-or-pay agreements are estimated to total $15.3 million, $14.6 million, $13.9 million and $5.9 million in 2013, 2014, 2015 and 2016, respectively. There are no remaining minimum commitments for 2017 or thereafter. We incurred approximately $16.9 million, $20.9 million and $12.4 million in 2012, 2011 and 2010, respectively, in operating expense under these take-or-pay contracts. In addition to take-or-pay commitments, we have minimum contractual capital spending commitments, totaling approximately $3.6 million in 2013.

Environmental and Tax Matters

We are party to various litigation and contingent loss situations, including environmental and income tax matters, arising in the ordinary course of business.  Although we cannot predict the ultimate outcomes of these matters with certainty, we have accrued for the estimated liabilities, when appropriate. We believe that the outcome of these matters will not have a material impact on our liquidity or financial position, although the resolution of certain of these matters could have a material impact on our results of operations.

We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require us to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites, install additional controls, or make other modifications to certain emission sources, equipment or facilities.

We are subject to extensive federal and state tax laws and regulations. Newly enacted tax laws and regulations, and changes in existing tax laws and regulations, could result in increased expenditures in the future. We are also subject to audits by federal and state taxing authorities in the normal course of business. It is possible that tax audits could result in claims against us in excess of recorded liabilities. We believe that resolution of any such claim(s) would not have a material impact on our financial position, results of operations and liquidity. During 2012, we settled all outstanding matters relating to our liability for unrecognized tax benefits as of December 31, 2011 with taxing authorities in the amount of $1.2 million, including $0.5 million of interest.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Environmental Liabilities

We are incurring and expect to continue to incur expenses for environmental liabilities at the Refinery and a number of currently and previously owned or operated pipeline, terminal and retail station assets. We have accrued liabilities for these expenses and believe these accruals are adequate based on current information and projections that can be reasonably estimated. Our environmental accruals are based on estimates including engineering assessments, and it is possible that our projections will change and additional costs will be recorded as more information becomes available.  Changes in our environmental liabilities for the years ended December 31, 2012 and 2011 were as follows (in thousands):

	2012	2011
Balance at beginning of year	$3,533	$4,062
Additions, net	372	214
Expenditures	(255)	(743)
Balance at end of year	$3,650	$3,533

 Our expenditures and estimated liabilities will be offset by amounts due to the Company from the Refinery’s prior owner under an indemnification agreement. At December 31, 2012 and 2011, we have estimated amounts owed to us for costs related to conditions existing at the time of our acquisition of the Refinery of $2.4 million and $2.5 million, respectively. These receivable amounts are presented within other noncurrent assets in our combined balance sheets.

The Environmental Protection Agency (“EPA”) has alleged that we have violated regulations under the Clean Air Act at our Refinery. We are continuing discussions of the EPA’s claims with the EPA and the U.S. Department of Justice for purposes of evaluating and resolving the claims. The ultimate resolution of these matters could require us to incur material capital expenditures primarily for the installation of additional emission control equipment.  While we cannot currently estimate the amount or timing of the resolution of these matters, and currently believe that the outcome of these matters will not have a material impact on our liquidity or financial position, the ultimate resolution could have a material impact on our results of operations.

Other Matters

In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Large, and sometimes unspecified, damages or penalties may be sought from us in some matters. We have not established accruals for these matters unless a loss is probable and the amount of loss is currently estimable. On the basis of existing information, we believe that the resolution of these matters, individually or in the aggregate, will not have a material adverse impact on our financial position, results of operations or liquidity.

We, along with substantially all of Tesoro’s active domestic subsidiaries, guarantee certain senior indebtedness incurred by Tesoro which had an aggregate outstanding balance of $1.2 billion at December 31, 2012. In addition, Tesoro has a revolving credit facility (the “Revolving Credit Facility”) with a total available capacity of $1.85 billion for which there were no borrowings and $665.4 million in letters of credit outstanding at December 31, 2012. The Revolving Credit Facility is guaranteed by substantially all of Tesoro’s active domestic subsidiaries excluding Tesoro Logistics GP, LLC, Tesoro Logistics LP and its subsidiaries, and certain foreign subsidiaries, and is secured by substantially all of Tesoro’s active domestic subsidiaries’ crude oil and refined product inventories, cash and receivables, including Tesoro Hawaii. The total unused credit availability under the Revolving Credit Facility at December 31, 2012 was $1.2 billion.

Tesoro Hawaii, along with certain subsidiaries of Tesoro, participates in three separate uncommitted letter of credit agreements with $531.5 million outstanding at December 31, 2012. Letters of credit under these agreements are secured by the physical inventories for which they are issued. Tesoro Hawaii did not have any outstanding letters of credit or inventory acting as security under Tesoro’s uncommitted letter of credit agreements at December 31, 2012. Capacity under these letter of credit agreements is available on an uncommitted basis, and can be terminated by either party, at any time.

NOTE P - RELATED PARTY TRANSACTIONS

Our combined financial statements include amounts recorded for certain related party transactions with Tesoro. Such related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist.

For purposes of these financial statements, payables and receivables for transactions between the Company and Tesoro related to sales and cost of sales transactions are included in net parent investment since these amounts are not settled on a current basis. Additionally, the Company participates in Tesoro’s centralized cash management program under which cash receipts and cash disbursements are processed through Tesoro’s cash accounts with a corresponding credit or charge to an intercompany account.  This intercompany account is also included in the net parent investment balance.

The related-party transactions for the years ended December 31, 2012, 2011 and 2010 were as follows (in thousands):

	2012	2011	2010
Revenues	$331,053	$227,110	$75,295
Cost of sales	290,827	234,547	97,993
Operating expenses	13,038	11,356	10,718
Selling, general and administrative expenses	22,562	18,507	21,516

Revenues received by the Company from its sales of crude oil and refined products to Tesoro amounted to $331.1 million, $227.1 million and $75.3 million during the years ended December 31, 2012, 2011 and 2010, respectively. Sales of crude oil and refined products from the Company to Tesoro are recorded at intercompany transfer prices, which are based on market prices.

Cost of sales represents costs for purchases of crude oil and feedstocks that are sold between the Company and Tesoro, marine transportation costs charged to us for the use of marine vessels leased by Tesoro, and gains or losses allocated for derivative contracts entered into by Tesoro on our behalf as discussed in Note H. Purchases of crude oil and feedstock that are sold between the Company and Tesoro are recorded at cost. Substantially all other purchases of crude oil and feedstocks which are used in production of refined products for sale to unrelated parties are facilitated by Tesoro and are not reflected in the amounts below. Amounts charged to the Company by Tesoro for use of marine vessels, including tankers, barges and tug boats, are based on usage by Tesoro Hawaii of the product being delivered to or usage of the vessels by Tesoro Hawaii in deliveries of refined product. Amounts recorded as costs of sales for related-party transactions for the years ended December 31, 2012, 2011 and 2010 were as follows (in thousands):

	2012	2011	2010
Purchases of crude oil and feedstocks sold to Tesoro	$251,950	$208,224	$64,692
Marine transportation costs	44,568	35,976	33,663
Gains on derivative contracts	(5,691)	(9,653)	(362)
Total cost of sales	$290,827	$234,547	$97,993

Tesoro provides certain general and administrative services, including centralized corporate functions of legal, accounting, treasury, environmental, engineering, insurance, information technology and human resources along with national operations groups for the refining and retail segments.  For these services, the Company is obligated to reimburse Tesoro for the portion of its general and administrative expenses directly attributable to our operations. Direct allocations were made using various allocation methods, such as actual time incurred, head count, throughput, transactions processed, revenue or direct expense and asset balances assigned to the Company. In addition, for those general and administrative costs from centralized corporate functions that are not directly attributable to our operations, Tesoro allocates expense to us in the form of a management fee based on an average percentage derived from our average net property, plant and equipment, operating revenues and number of employees as compared to Tesoro’s consolidated operations.

Amounts recorded in the statements of combined operations for directly attributable costs charged to us by Tesoro for the years ended December 31, 2012, 2011 and 2010 were as follows (in thousands):

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

	2012	2011	2010
Operating expenses	$13,038	$11,356	$10,718
Selling, general and administrative expenses	4,927	5,529	6,075
Total corporate and national cost allocations	$17,965	$16,885	$16,793

Management fees charged by Tesoro for the allocation of indirect corporate costs, including amounts allocated to us for stock-based compensation, are recorded in selling, general and administrative expenses and for the years ended December 31, 2012, 2011 and 2010 were as follows (in thousands):

	2012	2011	2010
Management fees	$17,635	$12,978	$15,441

NOTE Q - OPERATING SEGMENTS

The Company’s revenues are derived from two operating segments: refining and retail.  Our refining segment operates the Refinery in Kapolei, Hawaii. The Refinery’s major processing units include crude distillation, vacuum distillation, visbreaking, hydrocracking, hydrotreating and naphtha reforming units, which produce gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy fuel oils, liquefied petroleum gas and asphalt. The Refinery has a crude oil capacity of 94 Mbpd. We sell these refined products, together with refined products purchased from third-parties, at wholesale through terminal facilities and other locations. Our refining segment also sells refined products to unbranded marketers and occasionally exports refined products to foreign markets. Our retail segment sells transportation fuels and convenience products through a network of retail stations under the Tesoro® brand. We do not have operations in foreign countries.

We evaluate the performance of our segments based primarily on segment operating income. Segment operating income includes those revenues and expenses that are directly attributable to management of the respective segment. Intersegment sales from refining to retail are made at prevailing market rates. Income taxes, interest income (expense), other income and unallocated general and administrative expenses are excluded from segment operating income.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

Segment information is as follows:

	2012	2011	2010
Revenues	(In thousands)
Refining:
Refined products	$3,159,991	$3,251,636	$2,281,862
Crude oil resales and other	34,706	27,963	55,635
Retail:
Fuel (a)	197,915	180,889	134,687
Merchandise and other	34,959	35,400	34,107
Intersegment sales from Refining to Retail	(157,197)	(147,769)	(99,247)
Total Revenues	$3,270,374	$3,348,119	$2,407,044
Segment Operating Income (Loss)
Refining (b)	$(222,413)	$(55,757)	$(49,339)
Retail	850	(1,044)	1,903
Total Segment Operating Loss	(221,563)	(56,801)	(47,436)
Unallocated costs	(6,202)	(2,408)	(2,328)
Operating Loss	(227,765)	(59,209)	(49,764)
Interest income (expense)	1,784	(1,469)	(382)
Other income	41	522	1,095
Loss Before Income Taxes	$(225,940)	$(60,156)	$(49,051)
Depreciation and Amortization Expense
Refining	$24,670	$23,250	$17,375
Retail	2,563	2,559	2,390
Total Depreciation and Amortization Expense	$27,233	$25,809	$19,765
Capital Expenditures
Refining	$16,029	$13,206	$9,676
Retail	1,555	2,544	1,666
Total Capital Expenditures	$17,584	$15,750	$11,342
______________
(a)
Federal and state motor fuel taxes on sales by our retail segment are included in both revenues and cost of sales in our statements of combined operations. These taxes, excluding credits, totaled $22.9 million, $22.3 million and $18.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(b)
Includes impairment charges and asset retirement obligations of $228.0 million and $19.5 million, respectively, for the year ended December 31, 2012, as a result of the decision to cease refining operations at the Refinery, and begin the process of converting the Refinery to an import, storage and distribution terminal. Also includes goodwill write-off of $10.0 million for the year ended December 31, 2010. The loss on asset disposals and impairments is included in refining segment operating income.

	December 31,
	2012	2011
	(In thousands)
Identifiable Assets:
Refining	$319,247	$614,731
Retail	25,025	26,280
Total Assets	$344,272	$641,011

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE R - CONCENTRATIONS OF RISK

At December 31, 2012, Tesoro Hawaii had approximately 530 full-time employees of which approximately 25% are parties to collective bargaining agreements. During 2012, we completed the negotiation of collective bargaining agreements that are set to expire in 2015.

Our revenues primarily include transactions with government agencies, public utilities, and companies in the transportation industry. The percentage of total Company revenue for our largest customers, which are reflected in the refining segment, for the years ended December 31, 2012, 2011 and 2010, was as follows:

	2012	2011	2010
Hawaii Electric Industries and affiliates	12%	15%	15%
U.S. Government	11%	11%	15%
Aloha Petroleum	10%	10%	5%

Additionally, two customers in the refining segment represented a significant percentage of total Company receivables, net, at December 31, 2012 and 2011 as follows:

	2012	2011
U.S. Government	21%	23%
Hawaii Electric Industries and affiliates	17%	18%

NOTE S - SALE OF TESORO HAWAII

On January 8, 2013, Tesoro announced that they had been unable to sell Tesoro Hawaii as part of a previously announced sales process that started in January 2012. Tesoro announced that it would cease our refining operations and begin the process of converting the Refinery to an import, storage and distribution terminal while maintaining the existing distribution system to support marketing operations and fulfill supply commitments while continuing to offer the assets for sale. Based on the final proposals received during the fourth quarter of 2012 and the fair value indicated therein, management performed an impairment test on the long-lived assets for both the refining and retail reporting units. The fair value of the refining reporting unit, which includes the Refinery assets and terminal and distribution assets, was evaluated using the income approach through the use of discounted projected cash flows. The testing performed indicated the estimated fair value for the refining reporting unit was zero. The most recent bids for these assets also supported this fair value estimate. As a result, we recorded impairment charges for long-lived assets of $228.0 million at December 31, 2012, representing the entire net book value of property, plant and equipment of $187.7 million and deferred charges of $40.3 million. The long-lived assets of the retail reporting unit were not impaired at December 31, 2012, based on estimated cash flows and comparable market transaction data for similar retail operations.

Additionally, at December 31, 2012, we recognized AROs at a fair value of $19.5 million for estimated costs to be incurred, the timing of which could be reasonably determined based on the plans described above, to indefinitely idle the Refinery assets and convert certain storage tanks to terminal operations. These estimated costs to perform necessary work were determined based on unobservable inputs, including third-party and internal estimates. On April 30, 2013, we ceased refining operations and began the process of converting to an import, storage and distribution terminal. All amounts associated with the impairment charges and recognition of AROs in 2012 are included in the loss on asset disposals and impairments in our statements of combined operations.

Pursuant to the continued marketing efforts to sell Tesoro Hawaii, Tesoro entered into an agreement with a subsidiary of Par Petroleum Corporation (“Par Petroleum”) on June 17, 2013 to sell its interest in Tesoro Hawaii including the Refinery, logistics assets and retail operations for a price of $75.0 million plus the market value of inventory and other net working capital as of the date of closing. Additional consideration includes an earnout arrangement payable over three years for an aggregate amount of up to $40.0 million based on gross margins earned in future periods. As a result of the Hawaii Sale agreement, we determined that the fair value of the AROs recognized as of December 31, 2012 had materially changed since the sale agreement requires that the Refinery be restarted and returned to normal operations. In addition, Par Petroleum has agreed to assume any ARO’s and other environmental obligations upon close of the Hawaii Sale with indemnification for environmental remediation costs on conditions existing as of the close date to be provided by Tesoro.  As of June 30, 2013, $5.2 million of the previously recognized $19.5 million had been committed for spending by Tesoro. Thus, a benefit of $14.3 million was recognized in the period ended June 30, 2013 to derecognize the remaining AROs associated with the Refinery conversion.
Because we had previously ceased refining operations at the Refinery, the Hawaii Sale agreement requires that we restart the Refinery before closing the transaction. We expect to incur approximately $28.7 million of turnaround and maintenance spending, of which $23.7 million was reimbursed to us by Par Petroleum pursuant to the Hawaii Sale agreement, to restart our refining operations prior to closing. The net expense for the restart activity was recognized to operating expense as incurred during the third quarter of 2013.

The closing of the Hawaii Sale occurred on September 25, 2013. In connection with the Hawaii Sale, Tesoro entered into a transition services agreement by which it will provide certain accounting and administrative services to Par Petroleum related to Hawaii for a period up to 12 months.